Exhibit 10.2
EXECUTION COPY
ASSET PURCHASE AGREEMENT
By and Among
PEAK GAS GATHERING L.P.
as Seller,
and
PRISM GAS SYSTEMS I, L.P.,
as the Purchaser
April 27, 2007

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Table of Contents
(continued)

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EXHIBITS

Exhibit A	Definitions
Exhibit B	Bill of Sale

LIST OF SCHEDULES

Schedule 1.1(a)	Description of Pipeline
Schedule 1.1(b)	Assigned Contracts
Schedule 1.9	Purchase Price Allocation
Schedule 2.4	Noncontravention
Schedule 2.8	Absence of Certain Changes
Schedule 2.10	Litigation
Schedule 2.11	Compliance with Laws and Court Orders
Schedule 2.12	Seller Intellectual Property
Schedule 2.13	Insurance Coverage
Schedule 2.15	Tax Matters
Schedule 2.16	Environmental Matters
Schedule 2.16(c)	Environmental Investigations
Schedule 2.16(d)	Hazardous Substances
Schedule 2.16(e)	Inactive or Discontinued Operations on Real Property
Schedule 2.17	Pipeline

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 27, 2007, is entered into by and among Prism Gas Systems I, L.P., a Texas limited partnership (“Purchaser”), and Peak Gas Gathering L.P., a Texas limited partnership (“Seller”).
RECITALS
     WHEREAS, Seller is the owner of the Purchased Assets (as hereinafter defined);
     WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Purchased Assets, in each case on the terms and conditions set forth herein; and
     WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in Exhibit A attached hereto.
AGREEMENT
     NOW, THEREFORE, in consideration of these recitals and the respective representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
PURCHASE AND SALE; CLOSING
     Section 1.1 Purchase and Sale of Assets. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Closing, Seller agrees to sell, assign, transfer and convey to the Purchaser, and the Purchaser agrees to purchase, acquire and accept from Seller, those assets listed below, free and clear of all Liens except Permitted Liens (collectively the “Purchased Assets”):
     (a) all of Seller’s rights, title and interest in the Residue Pipeline from the Woodlawn Plant to Texas Eastern Transmission Company described in Schedule 1.1(a) and all rights, title and interest in any Real Property related thereto (the “Pipeline”); and
     (b) all of Seller’s rights and interests in and to all Contracts listed in Schedule 1.1(b) (the “Assigned Contracts”).
     Section 1.2 Retained Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, all property, assets, rights and interests of Seller which are not expressly included in Section 1.1 within the definition of Purchased Assets shall not be transferred to or purchased by Purchaser pursuant this Agreement and shall remain the property of Seller after Closing (the “Retained Assets”).
     Section 1.3 Post-Closing Liabilities. Subject to the terms and conditions of this Agreement, at Closing, Purchaser will assume and agree to pay, perform and discharge when due and after the Effective Date the Liabilities listed below (collectively, the “Post-Closing Liabilities”), but excluding, however, the Retained Liabilities:
     (a) such of the Liabilities that initially occur and are attributable solely to the period after the Effective Date (and that do not relate to or arise out of any breach of any representation or warranty of Seller hereunder) in respect of the Assigned Contracts transferred and assigned to Purchaser hereunder in conformity with the provisions of such Assigned Contracts; and
     (b) the Liabilities that pertain to the ownership, operation or conduct of the Purchased Assets by the Purchaser arising from any acts, omissions, events, conditions or circumstances that initially occur and are solely attributable to the Purchaser and to the period after the Effective Date.
     Nothing herein prevents the Purchaser from contesting in good faith any of the Post-Closing Liabilities. Seller agrees to satisfy and discharge all Liabilities of Seller that are not assumed by Purchaser pursuant to the terms of this Agreement, whether known as of the date hereof or thereafter determined. Seller represents that it is not in default in respect of the Purchased Assets.
     Section 1.4 Retained Liabilities. Seller shall retain every Liability of Seller other than the Post-Closing Liabilities (the “Retained Liabilities”). The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller.
     Section 1.5 Purchase Price. At the Closing, Purchaser shall pay to Seller for the Purchased Assets $2,139,000 (the “Purchase Price”).
     Section 1.6 Closing. The closing of the transactions described in this Article I (the “Closing”) will take place at the offices of Purchaser at 10:00 a.m. C.D.T., on the date that is the later of, (i) May 2, 2007, or (ii) two (2) Business Days following the satisfaction or waiver of all conditions to closing in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as the parties may agree in writing. The date and time on which the Closing actually takes place is referred to herein as the “Closing Date”.
     Section 1.7 Execution and Delivery of Documents of Title. At the Closing, the Seller and Purchaser shall execute and deliver a Bill of Sale, in the form attached hereto as Exhibit B (the “Bill of Sale”). In addition, Seller will execute and deliver to Purchaser such deeds, conveyances, certificates of title, assignments, assurances and other instruments and documents as Purchaser may reasonably request in order to effect the sale, conveyance and transfer of the Purchased Assets from Seller to Purchaser. Such instruments and documents shall be sufficient to convey to Purchaser good and marketable title in all of the Purchased Assets, free and clear of any Liens other than Permitted Liens. Seller will, from time to time after the Closing Date, take such additional actions and execute and deliver such further documents as Purchaser may reasonably request in order more effectively to sell, transfer and convey the Purchased Assets to Purchaser and to place Purchaser in position to operate and control all of the Purchased Assets.

     Section 1.8 Closing Deliveries.
     (a) At the Closing, Seller will deliver to Purchaser:
     (i) a certificate of non-foreign status executed by Seller in compliance with U.S. Treasury Regulation Section 1.1445-2(b)(2);
     (ii) certificates, dated the Closing Date, executed by Seller certifying the matters set forth in Section 5.2(d);
     (iii) duly executed copies of all consents and approvals required for the consummation of the transactions contemplated by this Agreement, including, without limitation, the consents listed on Schedule 2.4;
     (iv) certified copies of resolutions of the general partner of Seller authorizing the transactions contemplated by this Agreement;
     (v) the documents contemplated by Section 1.7 of this Agreement, including the Bill of Sale executed by Seller; and
     (vi) such other documents to be delivered by Seller as may be required by this Agreement or reasonably requested by Purchaser.
     (b) At the Closing, Purchaser will deliver to Seller:
     (i) the Purchase Price in accordance with Section 1.5;
     (ii) a certificate, dated the Closing Date, executed by Purchaser and certifying the matters set forth in Section 5.3(c);
     (iii) certified copies of resolutions of the general partner of Purchaser authorizing the transactions contemplated by this Agreement; and
     (iv) the Bill of Sale, executed by Purchaser; and
     (v) such other documents to be delivered by Purchaser as may be required by this Agreement or reasonably requested by Seller.
     Section 1.9 Purchase Price Allocation. Purchaser and Seller agree to allocate the Purchase Price (together with any assumed liabilities) for the Purchased Assets as set forth on Schedule 1.9 (the “Asset Allocation”). The Asset Allocation shall be completed in the manner required by Section 1060 of the Code. Purchaser and Seller further agree to comply with all filing, notice and reporting requirements described in Section 1060 of the Code and the Treasury Regulations promulgated thereunder, including the timely preparation and filing of Form 8594 based on the Asset Allocation. Purchaser and Seller hereby agree that they will report the federal, state, foreign and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Asset Allocation.

     Section 1.10 Taxes; Apportionments. All sales, use, transfer, filing, recordation, registration and similar Taxes and fees arising from or associated with the transactions contemplated by this Agreement, whether levied on Purchaser or Seller or their respective Affiliates, shall be paid by Seller, and Seller shall file all necessary documentation with respect to, and make all payments of, such Taxes and fees on a timely basis.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller has delivered to Purchaser the Disclosure Schedules to this Agreement referred to in this Article II. Seller represents and warrants to Purchaser that, except as otherwise set forth on the Disclosure Schedules, the following statements are true and correct as of the date hereof (except that any representations and warranties that are made as of a specific date need only be true as of such date):
     Section 2.1 Existence and Power. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas, and it has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own, lease, and operate all properties and assets now owned, leased or operated by it. Seller is duly qualified to do business as a foreign Person and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 2.2 Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s powers and have been duly authorized by all necessary action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller.
     Section 2.3 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no action, notice, filing, authorization, consent, waiver or approval by or in respect of, a Governmental Authority.
     Section 2.4 Noncontravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the Organizational Documents of Seller, (ii) violate any Applicable Law that is material to the Purchased Assets or Seller’s assets; (iii) except as disclosed in Schedule 2.4, require any authorization, consent, waiver, or approval, or other action by any Person under, constitute a default under, or give rise to any right of termination, modification, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any agreement, contract, lease, license, instrument, decree, judgment or other arrangement binding upon Seller, or (iv) result in the creation or imposition of any Lien, except for any Permitted Liens.
     Section 2.5 Intentionally Omitted.
     Section 2.6 Intentionally Omitted.

     Section 2.7 Intentionally Omitted.
     Section 2.8 Absence of Certain Changes. Except as disclosed in Schedule 2.8 or as expressly contemplated by this Agreement, since December 31, 2006, the business of Seller relating to the Purchased Assets has been conducted in the ordinary course consistent with past practices and since December 31, 2006 there has not been:
     (a) a Material Adverse Effect affecting the Purchased Assets;
     (b) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Purchased Assets in an amount exceeding $10,000 individually or $50,000 in the aggregate;
     (c) any other transaction involving or development affecting the Purchased Assets outside the ordinary course of business consistent with past practice, including, but not limited to, placing a lien on the Purchased Assets; or
     (d) any entering into a contract or committing to do or engage in any of the foregoing after the date hereof.
     Section 2.9 Assigned Contracts. Seller has furnished or made available to Purchaser complete and correct copies of the Assigned Contracts, as in effect on the date hereof. Neither Seller nor, to the Knowledge of Seller, any other party thereto, is in default under any Assigned Contract, and each Assigned Contract is in full force and effect as to Seller, and to the Knowledge of Seller, as to each other party thereto. Seller has not received any written notice of any material default under any Assigned Contract that has not been cured or any other termination notice with respect thereto.
     Section 2.10 Litigation. Except as disclosed on Schedule 2.10, there is no action, claim, suit, investigation or proceeding pending against, or to the Knowledge of Seller, threatened against or affecting Seller or any of its properties before any court or arbitrator or any governmental body, agency or official.
     Section 2.11 Compliance with Laws and Court Orders. Except as set forth in Schedule 2.11, Seller is not in violation of, or has not received any written notice of any violation of, or to the Knowledge of Seller, is under investigation with respect to or has been threatened to be charged with any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree. Schedule 2.11 lists all permits and licenses held by Seller with respect to the operation of the Purchased Assets and, except as set forth on Schedule 2.11, there are no other permits or licenses required to own and operate the Purchased Assets of Seller in the manner in which the Purchased Assets are currently owned and operated (collectively, “Permits”).
     Section 2.12 Intellectual Property. Seller owns, or otherwise has the right to use pursuant to license, sublicense, agreement or otherwise, all items of Intellectual Property required in connection with the operation of the Purchased Assets. To the Knowledge of Seller, no third party is infringing on any material Intellectual Property owned by Seller, and no third party has asserted in writing that Seller is infringing on the Intellectual Property of such third party. Schedule 2.12 contains a list of all material Intellectual Property which forms a part of the Purchased Assets (“Seller Intellectual Property”) included in Seller Intellectual Property.
     Section 2.13 Insurance Coverage. Seller has made available to Purchaser, and has included as Schedule 2.13 hereto, a list of, and true and complete copies of, all insurance policies or binders and fidelity or performance bonds relating to the Purchased Assets, including any environmental policy, together with a schedule of the material claims history of Seller under such policies and bonds related to the Purchased Assets since January of 2002. Schedule 2.13 also lists all claims which are presently contemplated under such policies related to the Purchased Assets. There are no claims by Seller relating to the Purchased Assets pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. Each such policy and bond is in full force and effect, and Seller is not in breach of any material term of such policies or bonds and, to the Knowledge of Seller, no insurer or other party to any such policy or bond is in breach of any material term thereof.
     Section 2.14 Gas Regulatory Matters. Seller is not subject to regulation under the Public Utility Holding Company Act, as amended, or the Investment Company Act of 1940, as amended. Seller is not subject to regulation under the Natural Gas Act of 1938, as amended. No portion of the Purchased Assets are subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 or the Interstate Commerce Act.
     Section 2.15 Tax Matters. Each Tax Return required to have been filed by Seller has been timely filed and all amounts shown as due on such Tax Returns have been paid. All such Tax Returns are true, correct and complete in all material respects. All employment and withholding Taxes required to be paid or withheld by or on behalf of Seller has been paid or properly set aside in accounts for such purpose. As of the date hereof, no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by Seller, and no power of attorney with respect to any such Taxes, has been executed or filed with the Internal Revenue Service or any other taxing authority that is currently in effect. Seller is not, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the Internal Revenue Service or any other taxing authority) within which to file any Tax Return not previously filed. As of the date hereof, to the Knowledge of Seller, there are no pending audits, examinations, investigations or other proceedings in respect of Taxes payable by Seller. Seller (a) is not a party to any Tax allocation or sharing agreement, (b) is not or has not been a member of an affiliated group filing consolidated or combined Tax Returns or (c) otherwise has no liability for the Taxes of any Person (other than Seller).
     Section 2.16 Environmental Matters. Except as disclosed on Schedule 2.16:
     (a) (i) no written and pending notice, order, request for information, complaint or penalty has been received by Seller, and (ii) there are no judicial, administrative or other third party claims, demands, suits or proceedings pending or threatened, in the case of each of (i) and (ii), which allege a violation of or liability under any Environmental Law by Seller or any predecessor to Seller;

     (b) except as set forth in Schedule 2.16(b), Seller is in compliance with all applicable Environmental Laws, has obtained all permits, licenses, consents and approvals required under all applicable Environmental Laws to entitle Seller to own or lease and operate its respective assets and to carry on and conduct the Business as currently conducted (“Environmental Permits”), and is in compliance with the terms of such Environmental Permits and with all other applicable Environmental Laws;
     (c) there has been no written environmental investigation, study or audit conducted within the past five years by, or on behalf of, or in the possession or control of Seller of any property currently or formerly owned, operated or leased by Seller which has not been delivered or made available to Purchaser prior to the date hereof and is not listed on Schedule 2.16(c);
     (d) except as disclosed on Schedule 2.16(d), no Hazardous Substances have been released, discharged, dumped, or disposed of to (i) soil in amounts that would reasonably be expected to impact groundwater or surface water, (ii) groundwater, or (iii) surface water, in the case of each of (i), (ii), and (iii), at, under, on or from real property currently or, to the Knowledge of Seller, formerly owned, leased, and/or operated by Seller or that would otherwise violate Applicable Law; and
     (e) except as disclosed in Schedule 2.16(e), to the Knowledge of Seller, there is no Real Property where operations are inactive or discontinued as of the date hereof.
     Section 2.17 Pipeline.
     (a) Seller is in possession of the Pipeline. Except as set forth in Schedule 2.17(a), Seller has good and defensible title to the easements and rights of way which comprise the Pipeline free and clear of all Liens except for Permitted Liens; provided, however, that Seller’s title is subject to the terms and conditions of each of said easements and right of way agreements.
     (b) There are no contracts affecting the title to or possession of the Pipeline other than those set out in Schedule 2.17(b).
     (c) Neither the whole nor any portion of the Pipeline has been condemned, requisitioned, or otherwise taken by any public authority, and no notice of any such condemnation, requisition, or taking has been received by Seller. To Seller’s Knowledge, no such condemnation, requisition, or taking is threatened or contemplated. Seller has no Knowledge of any public improvements that may result in special assessments against the Pipeline.
     (d) (i) The Pipeline is in compliance in all respects with all applicable zoning, building, health and fire laws, (ii) except as disclosed in Schedule 2.17(a), Seller has all licenses, permits, and authorizations required to operate the Pipeline as currently operated by Seller, (iii) except as disclosed in Schedule 2.17(a), Seller has such easements and rights as are necessary to operate the Pipeline as currently operated by Seller, and (iv) to Seller’s Knowledge, no fact or condition exists that has resulted or is reasonably likely to result in the termination or impairment of access to the Pipeline or discontinuation of utilities necessary to operate the Pipeline.
     (e) Except as set forth in Schedule 2.17(a), Seller has delivered or made available to Purchaser accurate, correct, and complete (in all material respects) copies of all valid and existing leases, mortgages, deeds of trust, certificates of occupancy, easements, right of way agreements, existing title insurance policies, title reports, surveys, and all amendments thereof that are within Seller’s possession or control with respect to the Pipeline.
     Section 2.18 Tangible Personal Property. Except as set forth in Schedule 2.17(a), Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all tangible and intangible property which comprise a part of the Purchased Assets. All such tangible and intangible property which comprise a part of the Purchased Assets is free and clear of all Liens, other than Permitted Liens, and all tangible property is in good working condition, ordinary wear and tear excepted. Such tangible and intangible property is sufficient to permit Seller to operate the Purchased Assets in the ordinary course of business, consistent with past practice.
     Section 2.19 Brokers; Advisors. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the services of any Person acting on behalf of Seller in such manner as to give rise to any valid claim against Purchaser for any brokerage or finder’s commission or similar compensation, or any legal, accounting or other professional advisory fees.
     Section 2.20 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS AND AGREEMENTS EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, SELLER MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WITH RESPECT TO THE PURCHASED ASSETS OR THE OTHER ASSETS OR LIABILITIES OF SELLER.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby makes the following representations and warranties to Seller:
     Section 3.1 Existence and Power. Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas, and it has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own, lease, and operate all properties and assets now owned, leased or operated by it, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a material adverse effect on (i) the business, assets or results of operations of Purchaser and its subsidiaries, taken as a whole, or (ii) the ability of Purchaser to perform its material legal obligations under this Agreement.
     Section 3.2 Authorization. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within the powers of Purchaser and have been duly authorized by all necessary action on the part of Purchaser. This Agreement constitutes a valid and binding agreement of Purchaser.
     Section 3.3 Governmental Authorization. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby require no action, notice, filing, authorization, consent, waiver or approval with any governmental body, agency or official.
     Section 3.4 Noncontravention. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the Organizational Documents of Purchaser, (ii) assuming compliance with the matters referred to in Section 3.3, violate any Applicable Law, rule, regulation, judgment, injunction, order or decree, or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Purchaser.
     Section 3.5 Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Purchaser threatened against or affecting, Purchaser before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
     Section 3.6 Brokers; Advisors. In the event Purchaser has retained an advisor, investment banker, broker, finder or other intermediary in connection with the transactions contemplated by this Agreement, Seller shall not have any liability or obligation to pay and shall not pay any such fees or expenses to any such Person.
ARTICLE IV
COVENANTS OF THE PARTIES
     Section 4.1 Conduct of Business. From the date hereof until the Closing, Seller (i) will conduct the Business in the ordinary course in substantially the same manner in which it previously has been conducted, and (ii) will not, without the prior consent of Purchaser, take any of the following actions:
     (a) sell, lease, license or otherwise dispose of or subject to any Lien (other than Permitted Liens) any Purchased Assets;
     (b) cancel or terminate its current insurance policies relating to the Purchased Assets or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;
     (c) change an accounting method or Tax election, enter into a closing agreement (as defined in Section 7121 of the Code) or settlement with respect to Taxes, or file an amended Tax Return; or

     (d) agree, whether in writing or otherwise, to do any of the foregoing.
     Section 4.2 Access and Information. From and after the date of this Agreement, Seller will give Purchaser and its representatives reasonable access during normal business hours to the properties, books, records, business plans and budgets of Seller and will furnish such information and documents in its possession relating to Seller as Purchaser may reasonably request. All such information and documents obtained by Purchaser shall be subject to the terms and conditions of that certain letter agreement, dated September 5, 2006 by and between Purchaser and Woodlawn Pipeline Company, Inc. (the “Confidentiality Agreement”). Notwithstanding the foregoing, Purchaser shall not have access to personnel records of Seller which in Seller’s good faith opinion would violate Applicable Laws.
     Section 4.3 Notices of Certain Events. Seller shall promptly notify Purchaser of:
     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
     (c) any breach or inaccuracy of Seller’s, or to the Knowledge of Seller, Seller’s representations and warranties contained in this Agreement; or
     (d) any actions, suits, claims, investigations or proceedings commenced relating to Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.10.
     Section 4.4 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Purchaser and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Seller, prior to the Closing, and Purchaser, after the Closing, agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
     Section 4.5 Certain Filings. The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required, including in connection with the possible transfer of any permits, authorizations, licenses or consents for any Purchased Assets, to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain, in a timely manner, any such actions, consents, approvals or waivers.

     Section 4.6 Publicity. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.
     Section 4.7 Financing. The Seller agrees to provide all information reasonably requested by Purchaser or any lending institution in connection with financing the transactions contemplated by this Agreement.
     Section 4.8 Post-Closing Payment. Purchaser understands and agrees that Seller is entitled to receive the revenues due Seller for the period ending April 30, 2007 under that certain gas gathering contract with Woodlawn Pipeline Company, Inc. described in Schedule 1.1(b) hereto. Seller will invoice Woodlawn for the amount due to Seller for the month of April 2007 on or about May 11, 2007 and Purchaser agrees to cause Woodlawn to promptly pay Seller all amounts due under such invoice. Seller represents that the actual amount due to Seller for April 2007 under said contract will be no more than approximately $11,000.
ARTICLE V
CONDITIONS TO CLOSING
     Section 5.1 Conditions to Each Party’s Obligations. The respective obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:
     (a) No provision of Applicable Law and no judgment, injunction, order, decree, ruling or charge shall prohibit or prevent the consummation of the transactions contemplated by this Agreement or the consummation of the Closing;
     (b) No action, suit, or proceeding initiated by a Governmental Authority shall be pending before any Governmental Authority seeking an injunction, judgment, order, decree, ruling, or charge that would prohibit or prevent the consummation of the transactions contemplated by this Agreement;
     (c) That certain Stock Purchase Agreement between Woodlawn Pipeline Company, Inc. (“Woodlawn”), Lantern Resources, L.P. (“Lantern”), David P. Deison (“Deison”) and Prism Gas Systems I, L.P. dated April 27, 2007 covering the purchase of all the outstanding stock of Woodlawn from Lantern and Deison to Purchaser for a purchase price of $30,200,000 shall be closed simultaneous with this Agreement;
     (d) Purchaser shall purchase from Star a 700 horsepower compressor, labeled Unit 1081, for purchase price of $400,000; and
     (e) The Pipeline is in operational condition, as operated by Seller in accordance with past practice.

     Section 5.2 Further Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is further subject to the satisfaction or waiver in writing by Purchaser at or prior to the Closing Date of the following conditions:
     (a) each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);
     (b) Seller shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date;
     (c) no event or circumstance has occurred since the date of this Agreement which would constitute a Material Adverse Effect;
     (d) Seller shall have delivered to Purchaser certificates dated the Closing Date, executed by an appropriate officer of Seller, certifying that the conditions specified in Sections 5.2(a), (b) and (c) have been fulfilled;
     (e) each item required to be executed and delivered to Purchaser pursuant to Section 1.8(a) shall have been so executed and delivered; and
     (f) all Liens, other than Permitted Liens, on the Purchased Assets shall have been released.
     Section 5.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is further subject to the satisfaction or waiver in writing by Seller at or prior to the Closing Date of the following conditions:
     (a) each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);
     (b) Purchaser shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date;
     (c) Purchaser shall have delivered to Seller a certificate dated the Closing Date, executed by an appropriate officer of Purchaser, certifying that the conditions specified in Sections 5.3(a) and (b) have been fulfilled; and

     (d) each item required to be executed and delivered to Purchaser pursuant to Section 1.8(b) shall have been so executed and delivered.
ARTICLE VI
TERMINATION
     Section 6.1 Termination.
     (a) This Agreement may be terminated:
     (i) at any time prior to the Closing Date by mutual consent of Purchaser and Seller;
     (ii) by Purchaser if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any of the conditions of Purchaser to consummate the transactions contemplated by this Agreement and, if such breach is of a character that is capable of being cured, such breach has not been cured by Seller within 30 days after written notice thereof from Purchaser;
     (iii) by Seller if there has been a material breach by Purchaser of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any of the conditions of Seller to consummate the transactions contemplated by this Agreement and, if such breach is of a character that is capable of being cured, such breach has not been cured by Purchaser within 30 days after written notice thereof from Seller;
     (iv) by Purchaser or Seller if any injunction, order or decree is issued by any Governmental Authority materially restraining or prohibiting the consummation of the transactions contemplated by this Agreement and such injunction, order or decree has become final and nonappealable; or
     (v) by Purchaser or Seller, if the Closing shall not have taken place on or before May 31, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(a)(v) shall not be available to Purchaser or Seller, as applicable, if the party seeking to terminate this Agreement, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.
     (b) In the event of termination pursuant to this Section 6.1, written notice thereof shall forthwith be given to Purchaser or Seller, as applicable, and the transactions contemplated by this Agreement will be terminated without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:
     (i) Purchaser will return to Seller all documents and other materials received from Seller, the Seller and their respective agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof;
     (ii) Purchaser will not disclose, and will cause its agents and representatives not to disclose, any non-public information received or otherwise learned in connection with the transactions contemplated hereby relating to Seller, whether obtained before or after the execution hereof; or
     (iii) this Agreement will become null and void and of no further force or effect, except for Section 4.2 (relating to Confidential Information), Section 4.6 (relating to publicity), and Article VIII; provided that nothing in this Section 6.1 will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement, or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.
ARTICLE VII
INDEMNIFICATION
     Section 7.1 Indemnification by Seller. Seller hereby agrees to indemnify and hold harmless Purchaser and its Affiliates and its and their managers, directors, officers, members, shareholders, partners, employees and agents (the “Purchaser Indemnitees”) from and after the Closing Date from and against, and shall reimburse the Purchaser Indemnitees for, any and all Losses, including without limitation any Losses arising out of the strict liability of any Person, paid, imposed on or incurred by the Purchaser Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation by any third party of, the following:
     (a) any breach of or inaccuracy in any representation or warranty on the part of Seller under this Agreement (including the Disclosure Schedule); and
     (b) any non-fulfillment of any covenant or agreement on the part of Seller under this Agreement that has not been expressly waived by the party seeking the indemnification in writing.
It shall not be necessary for Losses to be suffered as a result of or in connection with actions taken, made or threatened by any third party or Governmental Authority for such Losses to be indemnifiable under this Article VII.
     Section 7.2 Indemnification by Purchaser. Purchaser hereby agrees to indemnify and hold harmless Seller (the “Seller Indemnitees”) from and after the Closing Date from and against, and shall reimburse Seller Indemnitees for, any and all Losses, including without limitation any Losses arising out of the strict liability of any Person, paid, imposed on or incurred by Seller Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation by any third party of, the following:
     (a) any breach of or inaccuracy in any representation or warranty on the part of Purchaser under this Agreement (including the Disclosure Schedule); and

     (b) any non-fulfillment of any covenant or agreement on the part of Purchaser under this Agreement that has not been expressly waived by the party seeking the indemnification in writing.
It shall not be necessary for Losses to be suffered as a result of or in connection with actions taken, made or threatened by any third party or Governmental Authority for such Losses to be indemnifiable under this Article VII.
     Section 7.3 Procedure for Indemnification.
     (a) If there occurs an event that either party asserts is an indemnifiable event pursuant to Section 7.1 or 7.2, the party seeking indemnification (the “Indemnitee”) shall promptly provide notice (the “Notice of Claim”) to the other party or parties obligated to provide indemnification (the “Indemnifying Party”). Providing the Notice of Claim shall be a condition precedent to any Liability of the Indemnifying Party hereunder, and the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder but only if and to the extent that such failure materially prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any Indemnitee and it shall provide a Notice of Claim to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee and, after notice from the Indemnifying Party to such Indemnitee of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Indemnitee, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if the Indemnitee reasonably believes that counsel for the Indemnifying Party cannot represent both the Indemnitee and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest, then the Indemnitee shall have the right to defend, at the sole reasonable cost and expense of the Indemnifying Party, such action by all appropriate proceedings. The Indemnitee agrees to reasonably cooperate with the Indemnifying Party and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the written consent of each Indemnitee, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the release of the Indemnitee from all Liability in respect to such claim or litigation or that does not solely require the payment of money damages by the Indemnifying Person. The Indemnifying Party agrees to afford the Indemnitee and its counsel, at the Indemnitee’s sole expense, the opportunity to be present at, and to participate in, conferences with all Persons, including any Governmental Authority, asserting any Claim against the Indemnitee or conferences with representatives of or counsel for such Persons. In no event shall the Indemnifying Party, without the written consent of the Indemnitee, settle any Claim on terms that provide for (i) a criminal sanction against the Indemnitee or (ii) injunctive relief affecting the Indemnitee.

     (b) Upon receipt of a Notice of Claim, the Indemnifying Party shall have twenty calendar days (or such shorter period as may be appropriate under the circumstances) to contest its indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnitee (the “Contest Notice”); provided, however, that if, at the time a Notice of Claim is submitted to the Indemnifying Party the amount of the Loss in respect thereof has not yet been determined, such twenty day period in respect of, but only in respect of the amount of the Loss, shall not commence until a further written notice (the “Notice of Liability”) has been sent or delivered by the Indemnitee to the Indemnifying Party setting forth the amount of the Loss incurred by the Indemnitee that was the subject of the earlier Notice of Claim. Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party to the claim, and if the objection relates to the amount of the Loss asserted, the amount, if any, that the Indemnifying Party believes is due the Indemnitee, and any undisputed amount shall be promptly paid over to the Indemnitee. If no such Contest Notice is given within such twenty day period, the obligation of the Indemnifying Party to pay the Indemnitee the amount of the Loss set forth in the Notice of Claim, or subsequent Notice of Liability, shall be deemed established and accepted by the Indemnifying Party.
     (c) If the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, the Indemnitee, without waiving its right to indemnification, may assume, at the reasonable cost of the Indemnifying Party, the defense and settlement of such Claim; provided, however, that (i) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) the Indemnifying Party shall cooperate with the Indemnitee in the defense and settlement of such Claim in any manner reasonably requested by the Indemnitee and (iii) the Indemnitee shall not settle such Claim without obtaining the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.
     (d) The Indemnifying Party shall make any payment required to be made under this Article in cash and on demand. Any payments required to be paid by an Indemnifying Party under this Article that are not paid within five (5) Business Days of the date on which such obligation becomes final shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnitee, immediately upon demand, interest at the rate of ten percent per annum, not to exceed the maximum nonusurious rate allowed by Applicable Law, from the date such payment becomes delinquent to the date of payment of such delinquent sums, which interest shall be considered to be Losses of the Indemnitee.
     Section 7.4 Survival.
     (a) The liability of Seller for its indemnification obligations arising under Section 7.1(a) of this Agreement shall be limited to claims for which a Purchaser Indemnitee delivers written notice to Seller on or before the second anniversary date of the Closing Date; provided, however, that any indemnification obligation resulting from a breach of or inaccuracy in any representation or warranty contained in (x) Sections 2.15 and 2.16 shall survive until the applicable statute of limitations period has run with respect to such claims and (y) Sections 2.1, 2.2, 2.3, 2.4, and 2.19, as well as any claims under Section 7.1(b) shall not be limited.
     (b) The liability of Purchaser for Purchaser’s indemnification obligations arising out of Section 7.2 shall be limited to claims for which a Seller Indemnitee delivers written notice to Purchaser on or before the third anniversary date of the Closing Date; provided, however, that any indemnification obligation relating to (i) Section 7.2(a) and resulting from a breach of or inaccuracy in any representation or warranty contained in Sections 3.1, 3.2, 3.3, 3.4 or 3.6 or (ii) Section 7.2(b) shall not be limited.
     Section 7.5 Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary, the maximum indemnification liability of Seller, on the one hand, and Purchaser on the other, shall not exceed $215,000 in the aggregate, provided, however, that such limitation shall not apply to any indemnification obligation resulting from a breach of or inaccuracy in any representation or warranty contained in Sections 2.1, 2.2, 2.3, 2.4, 2.15, 2.16 or 2.19, Section 7.1(b) or Section 7.2(b). Notwithstanding anything in this Agreement to the contrary, the maximum indemnification liability of Seller, on the one hand, and Purchaser on the other, shall not exceed the Purchase Price in the aggregate. No claim may be made by the Purchaser Indemnities for indemnification under Section 7.1 hereof until such Purchaser Indemnities have incurred aggregate Losses in excess of the Basket Threshold Amount in the aggregate, at which time all amounts (including the Basket Threshold Amount) may be recovered as provided in this Agreement.
     Section 7.6 Inconsistent Provisions. The provisions of this Article shall govern and control over any inconsistent provisions of this Agreement.
     Section 7.7 Right to Indemnification Not Affected by Knowledge. The right to indemnification in accordance with the provisions of this Article will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation set forth in this Agreement. If at any time prior to Closing, any of the parties hereto has knowledge of any facts, circumstances or situations which constitute a breach of any representation, warranty or covenant hereunder, such party shall give the other party prompt notice thereof.
     Section 7.8 Express Negligence. THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTY, INCLUDING, WITHOUT LIMITATION, ARISING UNDER ENVIRONMENTAL LAWS. THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNITY OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE

OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.
ARTICLE VIII
GENERAL PROVISIONS; MISCELLANEOUS
     Section 8.1 Modification; Waiver. This Agreement may be modified only by a written instrument executed by Purchaser and Seller. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party or parties entitled to the benefits thereof.
     Section 8.2 Entire Agreement. This Agreement, including the Disclosure Schedules and exhibits hereto, the documents, instruments and schedules referred to herein and all other documents dated as of the date hereof and on the Closing, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof; provided, however, that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the parties hereto hereby expressly reaffirm.
     Section 8.3 Expenses. Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses incident to the preparation of this Agreement and the negotiation and consummation of the transactions contemplated by this Agreement.
     Section 8.4 Further Actions. Each party will execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.
     Section 8.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), one business day after mailing; (c) if sent by facsimile transmission, when transmitted and receipt is confirmed by the recipient by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:
     If to Seller, to the address set forth under such Seller’s name on the signature page hereto.
     With a copy (which shall not constitute notice) to:
David N. Reed
Meadows, Collier, Reed, Cousins & Blau, LLP
901 Main Street, Suite 3700
Dallas, TX 75202
Fax: (214) 747-3732

     If to Purchaser:
Prism Gas Systems I, L.P.
2350 Airport Freeway, Suite 505
Bedford, Texas 76022
Fax: (817) 864-3101
Attention: Robert Dunn
     With a copy (which shall not constitute notice) to:
Martin Midstream Partners L.P.
P. O. Box 41368
Beaumont, Texas 77725
Fax: (409) 835-3425
Attention: Chris Booth
or to such other address or to such other Person as any party hereto has last designated by notice to the other parties.
     Section 8.6 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without (i) the prior written consent of Seller in the case of an assignment by Purchaser, (ii) the prior written consent of Purchaser in the case of an assignment by Seller, and (iii) the prior written consent of each of the other parties in the case of Seller; provided, however, that Purchaser may assign this Agreement to an Affiliate without obtaining the consent of Seller. No assignment shall release the assigning party of its obligations and liabilities under this Agreement.
     Section 8.7 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.
     Section 8.8 Counterparts. This Agreement may be executed in counterparts, all of which shall together constitute one and the same instrument.
     Section 8.9 Headings. The Section headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect the meaning or interpretation of any provision hereof.
     Section 8.10 Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references in this Agreement to Sections, Exhibits and Schedules are references to Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation.” The definitions given in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms.
     Section 8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the conflicts of law rules that would require the application of the law of another state.
     Section 8.12 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in Collin County, Texas, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PURCHASER:

PRISM GAS SYSTEMS I, L.P.
By:		Prism Gas Systems GP, LLC

By:		/s/ Robert Dunn
Robert Dunn,
Senior Vice President

SELLER:

PEAK GAS GATHERING L.P.

By:		Peak Gas Holding, LLC, a Texas limited liability company, sole general partner

By:		Doug Coe & Associates, Inc., a Texas corporation, sole manager

	By:	/s/ Barbara C. Coe
Barbara C. Coe,
Secretary

1800 Preston Park Blvd., Suite 112 Plano, Texas 75093
Signature Page to Stock Purchase Agreement

EXHIBIT A
DEFINITIONS
     “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.
     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling, or other similar requirement enacted, adopted, promulgated, or applied by a Governmental Authority that is binding upon such Person.
     “Basket Threshold Amount” means the sum of $21,500.
     “Business” means the business of Seller as it relates to the Purchased Assets as currently conducted.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
     “Claim” means any action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim, Environmental Action or demand.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Disclosure Schedules” means the disclosure schedules delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement.
     “Environmental Laws” means any applicable United States federal, state, or local law, rules, regulations, codes, ordinances, and orders, relating to pollution, contamination of soils or ground water, or protection of the environment.
     “Governmental Authority” means any federal, state, local or foreign judicial, legislative, executive or regulatory authority or agency.
     “Hazardous Substance” means any toxic or hazardous pollutant, contaminant, chemical, waste, material or substance defined as such by any Environmental Law, that causes injury to the environment and subjects Seller to costs or liability under any Environmental Law, and specifically includes, but is not limited to: (i) petroleum and petroleum products, including crude oil and any fractions thereof; (ii) natural gas, synthetic gas and any mixtures thereof; (iii) PCBs; and (iv) asbestos or asbestos-containing materials.
     “Intellectual Property” means intellectual property rights under statutory or common law, worldwide, including (i) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (ii) copyrights and any applications or registrations for any of the foregoing; and (iii) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.
     “Knowledge of Seller,” or any phrase of similar import means the actual knowledge, after reasonable inquiry, of Richard Coe or Joe Baugh.
     “Knowledge of Purchaser,” or any phrase of similar import means the actual knowledge, after reasonable inquiry, of Robert Dunn.
     “Liability” means all indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities, including, without limitation, STRICT LIABILITY, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liabilities), regardless of whether any such indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP or is known as of the Closing.
     “Liens” means, with respect to any property or asset, any mortgage, lien, pledge, charge, restriction on use, security interest, encumbrance, adverse claim, right of first refusal or purchase option in respect of such property or asset.
     “Loss” or “Losses” means any loss, damage, injury, harm, detriment, Liability, diminution in value, exposure, claim, demand, proceeding, settlement, judgment, award, punitive damage award, fine, penalty, fee, charge, cost or expense (including, without limitation, reasonable costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), as well as with respect to compliance with the requirements of environmental law, expenses of remediation and any other remedial, removal, response, abatement, cleanup, investigative, monitoring, or record keeping costs and expenses.
     “Material Adverse Effect” means with respect to any Person, material adverse changes in or effects or the business, assets, financial condition, results of operations or prospects of such Person.

     “Organizational Documents” means with respect to a limited partnership, the articles or certificate of formation and limited partnership agreement of such entity.
     “Permitted Liens” means “ means any or all of the following:
     (a) Liens granted under the terms of the existing credit facilities of Seller or any related mortgage or security agreement;
     (b) Liens in favor of operators, vendors, carriers, warehousemen, repairmen, mechanics, workmen and materialmen and construction or similar Liens arising by operation of law or in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, and that do not relate to amounts in excess of $50,000 in the aggregate;
     (c) workers’ or unemployment compensation Liens arising in the ordinary course of business, and that do not relate to amounts in excess of $50,000 in the aggregate;
     (d) Liens or other encumbrances securing payment of Taxes or other similar assessments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith by appropriate proceedings, and that do not relate to amounts in excess of $50,000 in the aggregate;
     (e) rights of third parties pursuant to restrictive covenants, easements, rights-of-way, servitudes, licenses, permits, surface leases, surface use restrictions, sub-surface leases, mineral reservations or severances, grazing rights or logging rights or rights related to ponds, lakes, waterways, canals, ditches, reservoirs, railways, streets, roads and structures or other rights related to surface uses and impediments on, over or in respect of any of the properties or assets of Seller that are not such as to interfere materially with the use or enjoyment of the properties, assets to which they apply or the Business;
     (f) rights reserved to or vested in any Governmental Authority to control or regulate any of the properties or assets of Seller in any manner, and all applicable laws, statutes, ordinances, decrees, requirements, orders, judgments, rules or regulations of any Governmental Authority; and
     (g) conditions in any permit or other authorization granted or issued by any Governmental Authority for the ownership and operation of all or part of the properties or assets of Seller.
     “Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other such entity.
     “Real Property” means any real property which the Seller owns, leases, operates or subleases.

     “Subsidiary” means, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.
     “Taxes” or “Tax” means all federal, state, local and foreign income taxes, franchise taxes, withholding taxes, employment taxes, unemployment insurance taxes, social security taxes, sales and use taxes, excise taxes, real and personal property taxes, stamp taxes, transfer taxes and workers’ compensation taxes, together with all interest, penalties and additions payable with respect thereto.
     “Tax Return” means all returns and reports (including declarations, disclosures, schedules and information returns) required to be supplied to a Tax authority relating to Taxes.
     “Total Loss” means the actual, constructive or agreed total loss of the economic benefit of any Purchased Asset.
     In addition to the terms set forth above, the following terms shall have the meanings assigned to them in the provisions of this Agreement shown in the table below:

Defined Term	Location in Agreement
Agreement	Introductory paragraph
Asset Allocation	Section 1.9
Assigned Contracts	Section 1.1(b)
Bill of Sale	Section 1.7
Closing	Section 1.6
Closing Date	Section 1.6
Confidentiality Agreement	Section 4.2
Contest Notice	Section 7.3(b)
Environmental Permits	Section 2.16(b)
Indemnitee	Section 7.3(a)
Indemnifying Party	Section 7.3(a)
Notice of Claim	Section 7.3(a)
Notice of Liability	Section 7.3(b)
Permits	Section 2.11
Pipeline	Section 1.1(a)
Post-Closing Liabilities	Section 1.3
Purchase Price	Section 1.5
Purchased Assets	Section 1.1
Purchaser	Introductory paragraph

Defined Term	Location in Agreement
Purchaser Indemnitees	Section 7.1
Retained Assets	Section 1.2
Retained Liabilities	Section 1.4
Seller	Introductory paragraph
Seller Indemnitees	Section 7.2

EXHIBIT B
BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of May ___, 2007, is by and between Prism Gas Systems, L.P., a Texas limited partnership (the “Purchaser”), and Peak Gas Gathering L.P., a Texas limited partnership (the “Seller”).
RECITALS
     WHEREAS, the Purchaser and the Seller are parties to that certain Asset Purchase Agreement, dated April 27, 2007 (together with the exhibits and the Disclosure Schedules thereto, the “Purchase Agreement”);
     WHEREAS, pursuant to and in accordance with the Purchase Agreement, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Purchased Assets (but in no event including any Retained Assets);
     WHEREAS, the Purchased Assets include all of the Seller’s right, title and interest in and to the Assigned Contracts and the Pipeline;
     WHEREAS, under the terms of the Purchase Agreement, the Purchaser has agreed to assume and to pay, perform and discharge the Post-Closing Liabilities, but not the Retained Liabilities;
     WHEREAS, the parties wish to enter into this Agreement for the purpose of accomplishing the transfer of title to the Purchased Assets, the assignment of the Assigned Contracts and the assumption of the Post-Closing Liabilities, all in accordance with the terms of the Purchase Agreement; and
     WHEREAS, any capitalized term used herein and not otherwise defined shall have the meaning assigned to it in the Purchase Agreement.
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby sells, transfers, assigns, conveys and delivers unto the Purchaser and its successors and assigns all right, title and interest in and to the Purchased Assets, free and clear of all Liens other than Permitted Liens. The Seller also hereby transfers, assigns, conveys and sets over unto the Purchaser and its successors and assigns, and the Purchaser hereby accepts and assumes from the Seller, all right, title and interest of the Seller in and to each of the Post-Closing Liabilities and the Assigned Contracts.

     TO HAVE AND TO HOLD unto the Purchaser and its successors and assigns forever (a) the Purchased Assets, together with, all and singular, the rights and appurtenances thereto in any way belonging to the Seller, and (b) the Post-Closing Liabilities and the Assigned Contracts, subject to the terms, covenants, conditions and provisions of each of the Post-Closing Liabilities and the Assigned Contracts and subject further to the provisions of any applicable law, if any, to which any of the other Post-Closing Liabilities and the Assigned Contracts may be subject.
     Notwithstanding anything to the contrary contained in this Agreement, the Retained Assets and the Retained Liabilities are not intended to and shall not be sold, transferred, assigned, conveyed, delivered or set over to the Purchaser. Other than the Post-Closing Liabilities and the Assigned Contracts, the Purchaser shall not assume or be responsible for, and the Seller shall retain and have sole responsibility for, all claims against, or Liabilities, commitments, contracts, agreements or obligations of any nature whatsoever of, the Seller.
     The Seller hereby irrevocably constitutes and appoints the Purchaser as its true and lawful limited attorney-in-fact with full power of substitution, in the name of the Seller, but only for the matters expressly set forth in this paragraph related to the Purchased Assets, and on behalf of and for the benefit of the Purchaser, to collect for the account of the Purchaser all items to be transferred to the Purchaser as provided herein; to endorse checks received in connection therewith; to institute and prosecute, in the name of the Seller or otherwise, all proceedings that the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the Purchased Assets; to defend and compromise any and all actions, suits or proceedings in respect of any part thereof; and to do all such acts and things in relation thereto as the Purchaser shall deem advisable. The Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by the Seller or by its dissolution or in any manner or for any reason. The Seller further agrees that the Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers (unless such amounts constitute a Retained Asset), including any sums payable as interest in respect thereof, and the Seller agrees to pay to the Purchaser when received, any amounts which shall be received by the Seller in respect of any of the Purchased Assets (unless such amounts constitute a Retained Asset).
     This Agreement is executed and delivered pursuant to Section 1.7 of the Purchase Agreement; provided that this Agreement is subject to all of the terms and provisions of the Purchase Agreement, does not in any way amend or modify any of the provisions of the Purchase Agreement. Without limiting the generality of the foregoing provisions of this paragraph, this Agreement shall neither expand, limit nor otherwise affect the rights or obligations of the parties under Article VII of the Purchase Agreement.
     This Agreement may be executed in several original counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same document.

     This Agreement shall bind and inure to the benefit of the Purchaser and the Seller and their respective successors and assigns.
     This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
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     EXECUTED AND DELIVERED on the date first written above.

PURCHASER

PRISM GAS SYSTEMS I, L.P.

By:

Name:

Title:

SELLER

PEAK GAS GATHERING L.P.

By:	Peak Gas Holding, LLC, a Texas limited liability company, sole general partner

By:	Doug Coe & Associates, Inc., a Texas corporation, sole manager

By:

Name:

Title:

1800 Preston Park Blvd., Suite 112 Plano, Texas 75093